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                                  EXHIBIT 99.1

            IPIX CLOSES ACQUISITION OF PICTUREWORKS TECHNOLOGY, INC.


OAK RIDGE, Tenn. And PALO ALTO, Calif., April 3 / PRNewsire/ -- Internet Pictures Corporation (Nasdaq: IPIX news; "iPIX"), a leader in visual content infrastructure solutions for the Internet, today announced that it has successfully completed its acquisition of PictureWorks Technology, Inc., a premier provider of rich media solutions that enable end-users to easily post still photos and other digital media content to the Web. Under the terms of the agreement that were previously announced, Internet Pictures acquired all of the outstanding shares of PictureWorks stock in exchange for 4,644,344 shares of iPIX common stock. The transaction was valued at approximately $173 million. The merger was effected on a tax-free basis to PictureWorks' stockholders and will be accounted for as a purchase.

"This acquisition clearly illustrates our commitment to being the one-stop source of rich media solutions for Internet sites," said Jim Phillips, chairman and CEO of iPIX. "iPIX offers B2B and B2C commerce sites end-to-end solutions for capture, processing, hosting and distribution of all rich media, including user-supplied and professionally captured pictures, immersive images and video. The addition of PictureWorks has not only expanded the breadth of our visual content solutions, but has also accelerated our penetration of online markets that include real estate, travel, insurance and auctions.

Through this acquisition, iPIX adds the capabilities of Rimfire, the industry leading solution for user-supplied digital media. iPIX's rich media infrastructure is now able to accept still photos, audio, video and other digital media directly from end-users through a simple "drag and drop" Web interface. iPIX stores this user-submitted rich media content on its highly reliable and scalable hosting system and seamlessly distributes it to Web sites for viewing. The combination of iPIX's robust hosting and distribution infrastructure, a network of photographers serving more than 6,000 cities in North American, patented immersive imaging products, and now the additional capability of managing rich media directly from more than 140 million Internet users, positions iPIX as the leading end-to-end provider of digital media solutions for the Internet. The iPIX digital media infrastructure is based on an extensive global infrastructure of services, networks and content delivery systems. Among the services that this infrastructure enables iPIX to provide are: capture and processing of iPIX immersive images and user-supplied rich media content; management and hosting; and rich media distribution and syndication. This combination of robust infrastructure and services makes iPIX the choice for Internet imaging solutions in the real estate, e-retail, travel, publishing, entertainment, consumer online auctions, architecture/engineering/construction and insurance markets.

iPIX has built a highly reliable and scalable end-to-end solution by leveraging relationship with Akamai and Exodus - through which it will support emerging streaming media formats and the technologies of all leading digital camera manufacturers, including Kodak, Nikon, Olympus, Epson and Sony. The company now has more than 1,000


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customers, including AOL, Homestore.com, Discovery.com, Microsoft, CNN, General
Motors, IBM, NBC, Travelocity, Disney, Viacom, ADP, Auctions.com and Polaroid. iPIX also has a network of photographers covering more than 6,000 cities.

About iPIX

iPIX provides global visual content infrastructure solutions for leading e-commerce and new media Web sites. The iPIX end-to-end solutions enable the creation, hosting and distribution of rich visual content to thousands of Internet sites. A broad array of industries, including real estate, e-retail, automotive, travel, publishing and entertainment, are capitalizing on iPIX visual content to give viewers more information, more interaction and a richer online experience. The company is headquartered in Oak Ridge, Tennessee, with co-headquarters in Palo Alto, California.

IPIX, Interactive Pictures, iPIX, Internet Pictures, Rimfire and bamboo.com are trademarks of Internet Pictures Corporation.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange of 1934, and is subject to the safe harbors created by those sections. Statements concerning the implementation of Internet Pictures Corporation's services and the benefits expected to result from those services constitute forward-looking statements and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements. The matters discussed in this press release also involve risks and uncertainties described from time to time in Internet Pictures Corporation's filings with the Securities and Exchange Commission (SEC). In particular, see "Risk Factors" in the Registration Statement on Form S-1 filed with the SEC on March 17, 2000 (http://www.sec.gov).